Exhibit 99.1

HEARTWARE ACHIEVES PRIMARY ENDPOINT IN THE ENDURANCE DESTINATION THERAPY CLINICAL TRIAL

Investigators Report Data from First Cohort in Destination Therapy at the

35th Annual International Society for Heart and Lung Transplantation Meeting

in Nice, France

- Investor Breakout Session and Clinician Symposium to be Webcast Today -

Framingham, Mass. and Nice, France, April 16, 2015 – HeartWare International, Inc. (NASDAQ: HTWR), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced that data from its first destination therapy clinical trial cohort, ENDURANCE, successfully demonstrated that the trial achieved the primary endpoint.

Results from HeartWare’s ENDURANCE clinical trial were presented today during the Opening Plenary Session at the 35th International Society for Heart and Lung Transplantation (ISHLT) Annual Meeting in Nice, France.

HeartWare’s ENDURANCE clinical trial is a prospective, randomized, controlled, un-blinded Investigational Device Exemption (IDE) study designed to evaluate the HeartWare® Ventricular Assist System as a destination therapy – or long-term therapy – for patients with end-stage heart failure who are ineligible for heart transplantation. Between August 2010 and May 2012, 446 patients were enrolled at 48 U.S. hospital centers and were randomly selected to receive either the HeartWare Ventricular Assist System or, as part of a control group, any alternative Left Ventricular Assist Device (LVAD) approved by the U.S. Food and Drug Administration (FDA) for Destination Therapy, in a 2:1 ratio.

Investigators for the study today reported that 55.0% of the investigational device patients attained the primary endpoint of the trial, which is stroke-free survival (Modified Rankin Score ≥4) at two years, defined as alive on the originally-implanted device, transplanted or explanted due to patient recovery. In comparison, 57.4% of patients in the control arm achieved the primary endpoint of the study. Based on these results for the primary endpoint of the ENDURANCE study, non-inferiority of the investigational device was established (p=0.0060).

“As the largest, randomized, destination therapy trial to date involving ventricular assist devices, the observations from ENDURANCE demonstrate the potential of the HeartWare System as a longer term treatment option for advanced heart failure patients who have exhausted medical therapy and are ineligible for a heart transplant,” said Francis D. Pagani, M.D., Ph.D., a co-principal investigator for ENDURANCE, surgical director of the Adult Heart Transplant Program and director of the Center for Circulatory Support at the University of Michigan Health System. “Survival with the HVAD Pump at two years was comparable to the control device. HVAD device and design improvements, including sintering of the inflow cannula, resulted in improvements in outcomes, including a marked reduction in pump thrombosis.”

Among the 200 patients who received the investigational device with a sintered inflow cannula, an enhancement granted by FDA in April 2011, 57.5% attained the primary endpoint.

Today, the HeartWare System, featuring the HVAD® Pump, is only available with the enhanced sintered inflow. Sintering titanium is a process by which minute beads are metallurgically affixed to a titanium surface and is commonly used in medical devices to facilitate tissue adhesion at the sintered region. Sintering of the HVAD Pump on the outer surface of the implanted inflow tube is designed to promote tissue ingrowth on the lower section of the inflow tube.

Secondary endpoints for ENDURANCE include adverse events such as bleeding and infection, as well as functional status, assessment of neuro-cognitive function and patient quality of life.

“Treatment with the investigational device was associated with improvements in quality of life, NYHA functional classification, and sustained improvement in the six-minute walk distance of more than 90 meters,” said Joseph Rogers, M.D., senior vice chief for clinical affairs, Division of Cardiology and Mechanical Circulatory Support Program at Duke University, and a co-principal investigator for ENDURANCE. “The observed stroke rate was higher in the investigational device arm, whereas device malfunctions leading to exchange or urgent transplant were more frequent in the control group. Multivariate analysis confirmed the previously-observed link between neurological events and mean arterial pressure, as elevated blood pressure was the strongest predictor of neurologic events.”

“The breadth of clinical and commercial data presented at ISHLT is extensive. We are grateful for the leadership of our investigators and the commitment of our site coordinators for ENDURANCE, as well as the dozens of other leading heart failure surgeons and cardiologists who continue to conduct research and help us pursue opportunities to optimize outcomes for patients,” said Doug Godshall, President and CEO at HeartWare. “Attaining the primary endpoint in this first cohort is encouraging, yet we view it as our core mission to continually improve patient outcomes with the HeartWare System. Just as we made enhancements to the device and implant procedure during the ENDURANCE enrollment period of 2010 to 2012, we are similarly making improvements to patient management and look forward to confirming the benefits of more consistent blood pressure monitoring in the second cohort of our destination therapy trial which is nearing full enrollment.”

Enrollment in Second Cohort for Destination Therapy Nearing Completion

In the second destination therapy cohort, HeartWare is enrolling up to 310 HVAD patients, as well as up to 155 control patients, in a 2:1 randomization at 50 centers. The trial protocol approved by FDA was designed to confirm observations from ENDURANCE, that sites adhering to more regular monitoring and management of patient blood pressure witnessed a notably lower incidence of neurological events. The primary endpoint in the supplemental arm of the study is change in stroke incidence at 12 months on the originally-implanted device.

Enrollment for the destination therapy supplemental cohort commenced in October 2013, and with more than 80% of the study enrolled, HeartWare expects enrollment to be completed in mid-2015. The company intends to incorporate data from this second cohort into a Pre-Market Approval (PMA) application, which HeartWare anticipates submitting to FDA next year, seeking approval of the HeartWare System for the Destination Therapy indication.

HeartWare® Ventricular Assist System

The HeartWare Ventricular Assist System features the HVAD Pump, a small full-output circulatory support device designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices.

The HeartWare System received CE Marking in the European Union in 2009 and was approved by FDA in 2012 as a bridge to cardiac transplantation for patients who are at risk of death from refractory end-stage left ventricular heart failure. Last week, HeartWare announced approval of the HeartWare System as a bridge to heart transplantation from Health Canada. Today, more than 8,000 advanced heart failure patients globally have received the HeartWare System.

Investor Breakout Session and Webcast

Following the data presentation today, HeartWare CEO Doug Godshall will host an investor breakout session at 3:00 p.m. local time (9:00 a.m. U.S. Eastern Time) in Galliéni 4 at the Acropolis Congress Center in Nice, France. A live webcast of HeartWare’s investor meeting will be available to the public at http://edge.media-server.com/m/p/efpikrgn and through the investor section of the company’s website at www.heartware.com. A replay of the webcast will be available through the above weblink shortly following completion of the call. The call may be accessed by dialing +1-844-241-2668 five minutes prior to the scheduled start time and entering conference ID 24958161. For callers outside the U.S., dial +1-678-509-7640.

HeartWare Symposium at ISHLT

HeartWare will host a lunch symposium titled, “Deeper Dive into HeartWare Clinical and Real-World Results,” on Thursday, April 16, 2015 from 12:45 p.m. to 2:15 p.m. local time (6:45 a.m. to 8:15 a.m. U.S. Eastern Time). The meeting will be held in the Clio/Thalie room at the Acropolis Congress Center. Clinicians from the U.S. and Europe will highlight clinical and commercial experience with the HeartWare System, including discussions of the oral presentations detailed below.

An audio feed of the symposium will be available to the public via webcast at http://edge.media-server.com/m/p/fwekfebu and through the investor section of the company’s website at www.heartware.com. A replay of the webcast will be available through the above weblink shortly following completion of the call. The audio of the symposium may be accessed by dialing +1-844-241-2668 five minutes prior to the scheduled start time and entering conference ID 23527974. For callers outside the U.S., dial +1-678-509-7640.

Other Highlighted ISHLT Presentations

In addition to Dr. Pagani’s presentation on behalf of the ENDURANCE investigators entitled, “HeartWare HVAD for the Treatment of Patients with Advanced Heart Failure Ineligible for Cardiac Transplantation: Results of the ENDURANCE Destination Therapy Trial,” other highlighted ISHLT presentations include:

•	Professor Thomas Krabatsch, M.D., Ph.D., Berlin Heart Center, Germany, will deliver a presentation entitled, “The HeartWare HVAD Pump in Clinical Practice - Results from 1,035 Patients Analyzed in a Retrospective European Multi-Center Study,” in which the investigators concluded that the HeartWare System has found broad acceptance in recent years, offers great versatility in implant strategies; and shows an acceptably low complication profile.

•	Simon Maltais, M.D., Ph.D., Vanderbilt University Medical Center, will present, “Neurological Events in Patients Bridged with Long-Term Mechanical Circulatory Support: A Device Specific Comparative Analysis” results from a multi-center study of 1,064 continuous flow LVAD implants in the US. Investigators concluded that the risk of neurological complications is comparable between the HeartMate II and HVAD devices in a contemporary cohort of patients bridged to transplantation with a CF-LVAD, with advanced age remaining the primary determinant of neurological events.

•	Jan Schmitto, M.D., Ph.D., MBA, Hannover Medical School, Germany, will present, “Long Term Support of Patients Receiving an LVAD for Advanced Heart Failure: A Subgroup Analysis of the Registry to Evaluate the HeartWare® Left Ventricular Assist System (The REVOLVE Registry),” which is an investigator-initiated registry established to collect post-CE Mark clinical data on patients receiving the HeartWare System in the European Union and Australia. The study showed that real-world use of the HVAD Pump continues to support the excellent outcomes experienced with the device, and, due to the low rate of transplantation, successful long-term support is observed in a significant cohort of patients receiving the device.

•	And yesterday, Dr. Maltais presented a poster titled, “Update on Post-Approval INTERMACs Registry of the HVAD System in Commercial Use,” a registry established to collect clinical data on 600 patients receiving the HeartWare System in the U.S. in a commercial setting. The investigators concluded that HVAD continues to provide excellent outcomes and quality of life improvements in commercial use. Despite a sicker population, patient survival and adverse event profiles in this study were similar to those observed in HeartWare’s ADVANCE Bridge-to-Transplant clinical trial and related Continued Access Protocol cohorts.

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-support circulatory assist device designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. The HeartWare System is approved in the United States for the intended use as a bridge to cardiac transplantation in patients who are at risk of death from refractory end-stage left ventricular heart failure, has received CE Marking in the European Union and has been used to treat patients in 41 countries. The device is also currently the subject of a U.S. clinical trial for destination therapy. For additional information, please visit the Company’s website at www.heartware.com.

HEARTWARE, HVAD, MVAD, PAL, SYNERGY, CIRCULITE and HeartWare logos are registered trademarks of HeartWare, Inc.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to progress and outcomes of clinical trials and registries, regulatory status, research and development activities and commercialization of the HeartWare® Ventricular Assist System. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the Securities and Exchange Commission. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in Part I, Item 1A. “Risk Factors” in HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. HeartWare may update risk factors from time to time in Part II, Item 1A “Risk Factors” in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission.

For additional information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartware.com

Phone: +1 508 739 0864

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